   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 11, 1998
                                                      REGISTRATION NO. 333-_____
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                                AMAZON.COM, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                                      91-1646860
(STATE OR OTHER JURISDICTION OF             (I.R.S. EMPLOYER IDENTIFICATION NO.)
 INCORPORATION OR ORGANIZATION)

                          1516 SECOND AVENUE, 4TH FLOOR
                            SEATTLE, WASHINGTON 98101
          (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

                          JUNGLEE CORP. 1996 STOCK PLAN
                    JUNGLEE CORP. 1998 EQUITY INCENTIVE PLAN
              SAGE ENTERPRISES, INC. 1997 AMENDED STOCK OPTION PLAN
                  SAGE ENTERPRISES, INC. MVP STOCK OPTION PLAN
                            (FULL TITLE OF THE PLANS)

                                JEFFREY P. BEZOS
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                AMAZON.COM, INC.
                          1516 SECOND AVENUE, 4TH FLOOR
                            SEATTLE, WASHINGTON 98101
                                 (206) 622-2335
 (NAME, ADDRESS AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                             ----------------------
                                   COPIES TO:

                                SCOTT L. GELBAND
                                PERKINS COIE LLP
                          1201 THIRD AVENUE, 40TH FLOOR
                         SEATTLE, WASHINGTON 98101-3099
                                 (206) 583-8888
                             ----------------------

                         CALCULATION OF REGISTRATION FEE

       TITLE OF SECURITIES             AMOUNT TO BE          PROPOSED MAXIMUM             PROPOSED MAXIMUM            AMOUNT OF
         TO BE REGISTERED           REGISTERED (1)(2)   OFFERING PRICE PER SHARE(3)   AGGREGATE OFFERING PRICE    REGISTRATION FEE
         ----------------           -----------------   ---------------------------   ------------------------    ----------------
Common Stock, $0.01 par value per
  share
  1996 Stock Plan(1)                      90,303                   $ 2.217                  $  200,202                $  60
                                         119,692                   $ 3.695                  $  442,262                $ 131
  1998 Equity Incentive Plan(1)           97,063                   $14.781                  $1,434,689                $ 424
                                           5,954                   $23.280                  $  138,610                $  41
  1997 Amended Stock Option Plan           2,681                   $  .179                  $      480                $   1
  (2)                                      9,052                   $  .896                  $    8,111                $   3
                                          46,328                   $ 8.963                  $  415,238                $ 123
                                          39,910                   $13.444                  $  536,590                $ 159
  MVP Stock Option Plan (2)                   28                   $ 8.963                  $      251                $   1
                                              17                   $13.445                  $      229                $   1
         TOTAL                           411,028                                            $3,176,662                $ 944

(1) Pursuant to an Agreement and Plan of Merger dated as of August 3, 1998 (the "Merger Agreement"), by and among the Registrant, AJ Acquisition, Inc. and Junglee Corp. ("Junglee"), the Registrant assumed all the outstanding options to purchase capital stock of Junglee under the Junglee 1996 Stock Plan and the Junglee 1998 Equity Incentive Plan (the "Junglee Assumed Options"), with appropriate adjustments to the number of shares and exercise price of each Junglee Assumed Option to reflect the ratio at which Junglee capital stock was converted into Common Stock of the Registrant under the Merger Agreement.

(2) Pursuant to an Agreement and Plan of Merger dated as of August 3, 1998 (the "Merger Agreement"), by and among the Registrant, Pacific Acquisition, Inc. and Sage Enterprises, Inc. ("PlanetAll"), the Registrant assumed all the outstanding options to purchase capital stock of PlanetAll under the PlanetAll 1997 Amended Stock Option Plan and the PlanetAll MVP Stock Option Plan (the "PlanetAll Assumed Options"), with appropriate adjustments to the number of shares and exercise price of each PlanetAll Assumed Option to reflect the ratio at which PlanetAll capital stock was converted into Common Stock of the Registrant under the Merger Agreement.

(3) Shares are issuable upon exercise of outstanding options with fixed exercise prices. Pursuant to Rule 457(h) under the Securities Act of 1933, as amended, the aggregate offering price and the registration fee have been computed upon the basis of the price at which the options may be exercised.

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents are hereby incorporated by reference in this Registration Statement:

          (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

          (b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above; and

          (c) The description of the Registrant's Common Stock contained in the Registration Statement on Form 8-A, filed with the Commission on May 2, 1997, under Section 12(g) of the Exchange Act.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment, which indicate that the securities offered hereby have been sold or which deregister the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

ITEM 4.  DESCRIPTION OF SECURITIES

     Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

     Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification in which the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

     Section 10 of the Registrant's Bylaws requires indemnification to the full extent permitted under Delaware law as it now exists or may hereafter be amended. Subject to any restrictions imposed by Delaware law, the

Bylaws provide an unconditional right to indemnification for all expense, liability and loss (including attorneys' fees, judgment, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by any person in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (including, to the extent permitted by law, any derivative action) by reason of the fact that such person is or was serving as a director or officer of the Registrant or that, being or having been a director or officer of the Registrant, such person is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan. The Bylaws also provide that the Registrant may, by action of its Board of Directors, provide indemnification to its employees and agents with the same scope and effect as the foregoing indemnification of directors and officers.

     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

     Article 10 of the Registrant's Restated Certificate of Incorporation provides that to the full extent that the DGCL, as it now exists or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of such Article 10 shall not adversely affect any right or protection of a director of the Registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     The Registrant has entered into certain indemnification agreements with its officers and directors. The indemnification agreements provide the Registrant's officers and directors with further indemnification, to the maximum extent permitted by the DGCL.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

     Not Applicable.

ITEM 8.  EXHIBITS

    Exhibit
     Number                              Description
     ------         --------------------------------------------------------------------------
       5.1          Opinion of Perkins Coie LLP

      23.1          Consent of Ernst & Young LLP, Independent Auditors

      23.2          Consent of Perkins Coie LLP (included in the opinion filed as Exhibit 5.1)

      24.1          Power of Attorney (see signatures page)

      99.1          Junglee Corp. 1996 Option Plan

      99.2          Junglee Corp. 1998 Equity Incentive Plan

      99.3          Sage Enterprises, Inc. 1997 Amended Stock Option Plan

      99.4          Sage Enterprises, Inc. MVP Stock Option Plan

ITEM 9.  UNDERTAKINGS

A. The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on September 11, 1998.

                                            AMAZON.COM, INC.



                                            By /s/ Jeffrey P. Bezos
                                            --------------------------------
                                              Jeffrey P. Bezos
                                              President, Chief Executive Officer
                                              and Chairman of the Board

                                POWER OF ATTORNEY

     EACH PERSON WHOSE INDIVIDUAL SIGNATURE APPEARS BELOW HEREBY AUTHORIZES JEFFREY P. BEZOS AND JOY D. COVEY, OR EACH OF THEM, AS ATTORNEYS-IN-FACT, WITH FULL POWER OF SUBSTITUTION, TO EXECUTE IN THE NAME AND ON BEHALF OF SUCH PERSON, INDIVIDUALLY AND IN EACH CAPACITY STATED BELOW, AND TO FILE, ANY AND ALL AMENDMENTS TO THIS REGISTRATION STATEMENT, INCLUDING ANY AND ALL POST-EFFECTIVE AMENDMENTS.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on the 11th day of September, 1998.

                       SIGNATURE                                                    TITLE
                       ---------                                                    -----


  /s/ Jeffrey P. Bezos
--------------------------------------------------------
                    Jeffrey P. Bezos                        Chairman of the Board, President and Chief Executive Officer
                                                            (Principal Executive Officer)

  /s/ Joy D. Covey
--------------------------------------------------------
                      Joy D. Covey                          Chief Financial Officer, Vice President of Finance and Administration
                                                            and Secretary (Principal Financial and Accounting Officer)

  /s/ Tom A. Alberg
--------------------------------------------------------
                     Tom A. Alberg                          Director


  /s/ Scott D. Cook
--------------------------------------------------------
                     Scott D. Cook                          Director


  /s/ L. John Doerr
--------------------------------------------------------
                     L. John Doerr                          Director


  /s/ Patricia Q. Stonesifer
--------------------------------------------------------
                 Patricia Q. Stonesifer                     Director

                                INDEX TO EXHIBITS

    Exhibit
     Number                              Description
     ------           -----------------------------------------------------------------------
       5.1            Opinion of Perkins Coie LLP
      23.1            Consent of Ernst & Young LLP, Independent Auditors
      23.2            Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1).
      24.1            Power of Attorney (see signatures page)
      99.1            Junglee Corp. 1996 Stock Plan
      99.2            Junglee Corp. 1998 Equity Incentive Plan
      99.3            Sage Enterprises, Inc. 1997 Amended Stock Option Plan
      99.4            Sage Enterprises, Inc. MVP Stock Option Plan